Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 20, 2026, relating to the financial statements of Honeywell Aerospace Inc. (A Business of Honeywell International Inc.). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tempe, Arizona

July 6, 2026